Exhibit 99.1

NEWS
FOR IMMEDIATE RELEASE

KEYCORP REPORTS FOURTH QUARTER 2015

NET INCOME OF $224 MILLION, OR $.27 PER COMMON SHARE AND

FULL-YEAR NET INCOME OF $892 MILLION, OR $1.05 PER COMMON SHARE

Positive operating leverage for 2015, with pre-provision net revenue up 5%

Revenue growth for the quarter and full year

Full-year average loans up 5% from 2014, driven by a

12% increase in commercial, financial and agricultural loans

Credit quality remains strong, with net charge-offs to average loans of .25%

Announced acquisition of First Niagara Financial Group earlier in the quarter

Merger-related costs and pension settlement charge total $10 million,

or $.01 per common share, for the quarter

CLEVELAND, January 21, 2016 – KeyCorp (NYSE: KEY) today announced fourth quarter net income from continuing operations attributable to Key common shareholders of $224 million, or $.27 per common share, compared to $216 million, or $.26 per common share, for the third quarter of 2015, and $246 million, or $.28 per common share, for the fourth quarter of 2014. During the fourth quarter of 2015, Key incurred merger-related costs and a pension settlement charge totaling $10 million, or $.01 per common share. Key incurred pension settlement charges of $19 million, or $.01 per common share, during the third quarter of 2015, and $3 million during the fourth quarter of 2014.

For the year ended December 31, 2015, net income from continuing operations attributable to Key common shareholders was $892 million, or $1.05 per common share, compared to $917 million, or $1.04 per common share, for the same period one year ago.

“We were pleased with our fourth quarter and full-year results,” said Chairman and Chief Executive Officer Beth Mooney. “Our fourth quarter results reflect continued revenue growth, well-managed expenses, and strong credit quality.”

“Full-year results reflect positive operating leverage, driven by a 3% increase in revenue, benefiting from continued loan growth and ongoing momentum in our fee-based businesses. Investment banking and debt placement fees had another record year, and our cards and payments income was up 10%. Expenses reflect the ongoing investments we have made in our businesses to drive revenue growth, including the addition of client-facing personnel across our franchise,” continued Mooney. “Capital ratios also remain strong, and reflect $460 million of common share repurchases and a 16% increase in our common share dividend for the year.”

“Additionally, we continue to make good progress on our announced acquisition of First Niagara Financial Group. Integration teams, including some of the top talent at both Key and First Niagara, are focused on the approval process and ensuring a smooth transition and sustained momentum,” added Mooney.

KeyCorp Reports Fourth Quarter 2015 Profit

January 21, 2016

FOURTH QUARTER 2015 FINANCIAL RESULTS, from continuing operations

Compared to Fourth Quarter of 2014

•	Average loans up 5%, driven by 14% growth in commercial, financial and agricultural loans

•	Average deposits, excluding deposits in foreign office, up 3%, due to strength in the commercial mortgage servicing business and inflows from commercial and consumer clients

•	Net interest income (taxable-equivalent) up $22 million, attributable to higher earning asset balances partially offset by lower earning asset yields

•	Noninterest income down $5 million, due to lower net gains from principal investing and trust and investment services income, partially offset by increases in cards and payments income, mortgage servicing fees, and other income

•	Noninterest expense up $32 million, primarily attributable to an increase in personnel expense related to investments made across the business and higher employee benefits expense, along with merger-related costs

•	Credit quality remained strong, with net loan charge-offs to average loans of .25%

Compared to Third Quarter of 2015

•	Average loans up .5%, driven by a 2% increase in commercial, financial and agricultural loans

•	Average deposits, excluding deposits in foreign office, up 2%, due to seasonal and short-term deposit inflows from commercial clients, along with growth in NOW and money market deposit accounts and certificates of deposit

•	Net interest income (taxable-equivalent) up $12 million, driven by higher earning asset yields and loan fees

•	Noninterest income up $15 million, primarily due to higher investment banking and debt placement fees

•	Noninterest expense up $12 million, primarily driven by higher incentive and stock-based compensation, merger-related costs, and increased costs associated with Key’s continuous improvement and efficiency efforts, partially offset by lower employee benefits expense

•	Strong credit quality, with net loan charge-offs to average loans remaining below our targeted range of 40-60 basis points

Selected Financial Highlights

				Change 4Q15 vs.
dollars in millions, except per share data	4Q15	3Q15	4Q14	3Q15	4Q14
Income (loss) from continuing operations attributable to Key common shareholders	$224	$216	$246	3.7%	(8.9)%
Income (loss) from continuing operations attributable to Key common shareholders per common share — assuming dilution	.27	.26	.28	3.8	(3.6)
Return on average total assets from continuing operations	.97%	.95%	1.12%	N/A	N/A
Common Equity Tier 1 (a), (b)	10.95	10.47	N/A	N/A	N/A
Tier 1 common equity (a)	N/A	N/A	11.17%	N/A	N/A
Book value at period end	$12.51	$12.47	$11.91	.3%	5.0%
Net interest margin (TE) from continuing operations	2.87%	2.87%	2.94%	N/A	N/A

(a)	The table entitled “GAAP to Non-GAAP Reconciliations” in the attached financial supplement presents the computations of certain financial measures related to “Common Equity Tier 1” (compliance date of January 1, 2015, under the Regulatory Capital Rules) and “Tier 1 common equity” (prior to January 1, 2015). The table reconciles the GAAP performance measures to the corresponding non-GAAP measures, which provides a basis for period-to-period comparisons. For further information on the Regulatory Capital Rules, see the “Capital” section of this release.
(b)	12-31-15 ratio is estimated.

TE = Taxable Equivalent, N/A = Not Applicable

KeyCorp Reports Fourth Quarter 2015 Profit

January 21, 2016

INCOME STATEMENT HIGHLIGHTS

Revenue

				Change 4Q15 vs.
dollars in millions	4Q15	3Q15	4Q14	3Q15	4Q14
Net interest income (TE)	$610	$598	$588	2.0%	3.7%
Noninterest income	485	470	490	3.2	(1.0)

Total revenue	$1,095	$1,068	$1,078	2.5%	1.6%

TE = Taxable Equivalent

Taxable-equivalent net interest income was $610 million for the fourth quarter of 2015, and the net interest margin was 2.87%. These results compare to taxable-equivalent net interest income of $588 million and a net interest margin of 2.94% for the fourth quarter of 2014. The $22 million increase in net interest income reflects higher earning asset balances, partially offset by lower earning asset yields, which also drove the decline in the net interest margin.

Compared to the third quarter of 2015, taxable-equivalent net interest income increased by $12 million, and the net interest margin was unchanged. The increase in net interest income was primarily attributable to higher earning asset yields and loan fees. The net interest margin was stable as the impact of higher earning asset yields and loan fees was offset by higher levels of excess liquidity driven by short-term commercial deposit growth.

Noninterest Income

				Change 4Q15 vs.
dollars in millions	4Q15	3Q15	4Q14	3Q15	4Q14
Trust and investment services income	$105	$108	$112	(2.8)%	(6.3)%
Investment banking and debt placement fees	127	109	126	16.5	.8
Service charges on deposit accounts	64	68	64	(5.9)	—
Operating lease income and other leasing gains	15	15	15	—	—
Corporate services income	55	57	53	(3.5)	3.8
Cards and payments income	47	47	43	—	9.3
Corporate-owned life insurance income	36	30	38	20.0	(5.3)
Consumer mortgage income	2	3	3	(33.3)	(33.3)
Mortgage servicing fees	15	11	11	36.4	36.4
Net gains (losses) from principal investing	—	11	18	N/M	N/M
Other income	19	11	7	72.7	171.4

Total noninterest income	$485	$470	$490	3.2%	(1.0)%

N/M = Not Meaningful

Key’s noninterest income was $485 million for the fourth quarter of 2015, compared to $490 million for the year-ago quarter. The slight decrease from the prior year was predominantly attributable to a decline in net gains from principal investing of $18 million and $7 million of lower trust and investment services income reflecting market variability. These decreases were partially offset by a $12 million increase in other income and growth in some of Key’s other core fee-based businesses, including $4 million of higher cards and payments income due to higher credit card and merchant fees and a $4 million increase in mortgage servicing fees.

Compared to the third quarter of 2015, noninterest income increased by $15 million. The primary driver was $18 million in higher investment banking and debt placement fees, marking a strong finish to a record year. Additionally, there was an $8 million increase in other income and a $6 million increase in corporate-owned life insurance, reflecting normal seasonality. Partially offsetting these increases were a decrease of $11 million in net gains from principal investing and a decline of $4 million in service charges on deposit accounts.

KeyCorp Reports Fourth Quarter 2015 Profit

January 21, 2016

Noninterest Expense

				Change 4Q15 vs.
dollars in millions	4Q15	3Q15	4Q14	3Q15	4Q14
Personnel expense	$429	$426	$409	.7%	4.9%
Nonpersonnel expense	307	298	295	3.0	4.1

Total noninterest expense	$736	$724	$704	1.7%	4.5%

Key’s noninterest expense was $736 million for the fourth quarter of 2015. During the quarter, Key incurred merger-related costs of $6 million, a pension settlement charge of $4 million, and costs associated with continuous improvement and efficiency efforts of $10 million. These costs impacted both personnel and nonpersonnel expense.

Compared to $704 million for the fourth quarter of last year, the increase in noninterest expense was primarily attributable to a $20 million increase in personnel expense related to investments made across the business, along with an increase in employee benefits expense. Nonpersonnel expense increased $12 million, most notably from higher business services and professional fees, partially due to merger-related costs.

Compared to the third quarter of 2015, noninterest expense increased by $12 million. This increase was primarily attributable to higher incentive and stock-based compensation expense as a result of a strong capital markets performance, partially offset by a decrease in employee benefits expense due to a lower pension settlement charge. Additionally, $6 million in merger-related costs contributed to the increase, largely attributable to higher business services and professional fees. Costs associated with Key’s continuous improvement and efficiency efforts also increased $6 million.

BALANCE SHEET HIGHLIGHTS

In the fourth quarter of 2015, Key had average assets of $96.1 billion compared to $91.1 billion in the fourth quarter of 2014 and $94.8 billion in the third quarter of 2015. Compared to the third quarter of 2015, Key experienced more short-term commercial deposit inflows, which contributed to higher levels of liquidity and drove the increase in average earning assets in the fourth quarter of 2015.

Average Loans

				Change 12-31-15 vs.
dollars in millions	12-31-15	9-30-15	12-31-14	9-30-15	12-31-14
Commercial, financial and agricultural (a)	$30,884	$30,374	$27,188	1.7%	13.6%
Other commercial loans	12,996	13,098	13,357	(.8)	(2.7)
Total home equity loans	10,418	10,510	10,639	(.9)	(2.1)
Other consumer loans	5,278	5,299	5,357	(.4)	(1.5)

Total loans	$59,576	$59,281	$56,541	.5%	5.4%

(a)	Commercial, financial and agricultural average loan balances include $87 million, $88 million, and $90 million of assets from commercial credit cards at December 31, 2015, September 30, 2015, and December 31, 2014, respectively.

Average loans were $59.6 billion for the fourth quarter of 2015, an increase of $3 billion compared to the fourth quarter of 2014. The loan growth occurred in the commercial, financial and agricultural portfolio, which increased $3.7 billion and was broad-based across Key’s commercial lines of business. Consumer loans declined $300 million as a result of the run-off in Key’s consumer exit portfolios.

Compared to the third quarter of 2015, average loans increased by $295 million, driven by commercial, financial and agricultural loans, which grew $510 million.

KeyCorp Reports Fourth Quarter 2015 Profit

January 21, 2016

Average Deposits

dollars in millions				Change 12-31-15 vs.
	12-31-15	9-30-15	12-31-14	9-30-15	12-31-14
Non-time deposits (a)	$66,270	$64,928	$63,541	2.1%	4.3%
Certificates of deposit ($100,000 or more)	2,150	1,985	2,277	8.3	(5.6)
Other time deposits	3,047	3,064	3,306	(.6)	(7.8)

Total deposits	$71,467	$69,977	$69,124	2.1%	3.4%

Cost of total deposits (a)	.15%	.15%	.15%	N/A	N/A

(a)	Excludes deposits in foreign office.

N/A = Not Applicable

Average deposits, excluding deposits in foreign office, totaled $71.5 billion for the fourth quarter of 2015, an increase of $2.3 billion compared to the year-ago quarter. NOW and money market deposit accounts increased by $2.8 billion, reflecting growth in the commercial mortgage servicing business and inflows from commercial and consumer clients. This increase was partially offset by declines in certificates of deposit and other time deposits.

Compared to the third quarter of 2015, average deposits, excluding deposits in foreign office, increased by $1.5 billion. This increase was driven by both seasonal and short-term deposit inflows from commercial clients, along with growth in NOW and money market deposit accounts and certificates of deposit.

ASSET QUALITY

dollars in millions				Change 4Q15 vs.
	4Q15	3Q15	4Q14	3Q15	4Q14
Net loan charge-offs	$37	$41	$32	(9.8)%	15.6%
Net loan charge-offs to average total loans	.25%	.27%	.22%	N/A	N/A
Nonperforming loans at period end (a)	$387	$400	$418	(3.3)%	(7.4)%
Nonperforming assets at period end	403	417	436	(3.4)	(7.6)
Allowance for loan and lease losses	796	790	794	.8	.3
Allowance for loan and lease losses to nonperforming loans	205.7%	197.5%	190.0%	N/A	N/A
Provision for credit losses	$45	$45	$22	—	104.5%

(a)	Loan balances exclude $11 million, $12 million, and $13 million of purchased credit impaired loans at December 31, 2015, September 30, 2015, and December 31, 2014, respectively.

N/A = Not Applicable

Key’s provision for credit losses was $45 million for the fourth quarter of 2015, compared to $22 million for the fourth quarter of 2014 and $45 million for the third quarter of 2015. Key’s allowance for loan and lease losses was $796 million, or 1.33% of total period-end loans, at December 31, 2015, compared to 1.38% at December 31, 2014, and 1.31% at September 30, 2015.

Net loan charge-offs for the fourth quarter of 2015 totaled $37 million, or .25% of average total loans. These results compare to $32 million, or .22%, for the fourth quarter of 2014, and $41 million, or .27%, for the third quarter of 2015.

At December 31, 2015, Key’s nonperforming loans totaled $387 million and represented .65% of period-end portfolio loans, compared to ..73% at December 31, 2014, and .67% at September 30, 2015. Nonperforming assets at December 31, 2015 totaled $403 million and represented .67% of period-end portfolio loans and OREO and other nonperforming assets, compared to .76% at December 31, 2014, and .69% at September 30, 2015.

KeyCorp Reports Fourth Quarter 2015 Profit

January 21, 2016

CAPITAL

Key’s estimated risk-based capital ratios included in the following table continued to exceed all “well-capitalized” regulatory benchmarks at December 31, 2015.

Capital Ratios

	12-31-15	9-30-15	12-31-14
Common Equity Tier 1 (a), (b)	10.95%	10.47%	N/A
Tier 1 common equity (b)	N/A	N/A	11.17%
Tier 1 risk-based capital (a)	11.36%	10.87%	11.90
Total risk based capital (a)	12.98	12.47	13.89
Tangible common equity to tangible assets (b)	9.98	9.90	9.88
Leverage (a)	10.71	10.68	11.26

(a)	12-31-15 ratio is estimated.
(b)	The table entitled “GAAP to Non-GAAP Reconciliations” in the attached financial supplement presents the computations of certain financial measures related to “Common Equity Tier 1” (compliance date of January 1, 2015, under the Regulatory Capital Rules) and “Tier 1 common equity” (prior to January 1, 2015). The table reconciles the GAAP performance measures to the corresponding non-GAAP measures, which provides a basis for period-to-period comparisons. See below for further information on the Regulatory Capital Rules.

As shown in the preceding table, at December 31, 2015, Key’s estimated Common Equity Tier 1 and Tier 1 risk-based capital ratios stood at 10.95% and 11.36%, respectively. In addition, the tangible common equity ratio was 9.98% at December 31, 2015.

In October 2013, federal banking regulators published the final Basel III capital framework for U.S. banking organizations (the “Regulatory Capital Rules”). The mandatory compliance date for Key as a “standardized approach” banking organization began on January 1, 2015, subject to transitional provisions extending to January 1, 2019. Key’s estimated Common Equity Tier 1 ratio as calculated under the fully phased-in Regulatory Capital Rules was 10.85% at December 31, 2015. This estimate exceeds the fully phased-in required minimum Common Equity Tier 1 and Capital Conservation Buffer of 7.00%.

Summary of Changes in Common Shares Outstanding

in thousands				Change 4Q15 vs.
	4Q15	3Q15	4Q14	3Q15	4Q14
Shares outstanding at beginning of period	835,285	843,608	868,477	(1.0)%	(3.8)%
Common shares repurchased	—	(8,386)	(9,786)	N/M	N/M
Shares reissued (returned) under employee benefit plans	466	63	712	639.7	(34.6)

Shares outstanding at end of period	835,751	835,285	859,403	.1%	(2.8)%

N/M = Not Meaningful

During 2015, Key repurchased $460 million of common shares and increased its quarterly common share dividend by 15% in the second quarter.

As previously reported, Key’s existing share repurchase program is suspended through the second quarter of 2016. Share repurchases are expected to be included in the upcoming 2016 Comprehensive Capital Analysis and Review submission.

KeyCorp Reports Fourth Quarter 2015 Profit

January 21, 2016

LINE OF BUSINESS RESULTS

The following table shows the contribution made by each major business segment to Key’s taxable-equivalent revenue from continuing operations and income (loss) from continuing operations attributable to Key for the periods presented. For more detailed financial information pertaining to each business segment, see the tables at the end of this release.

As previously reported, in the third quarter of 2015, Key enhanced the approach used to determine the commercial reserve factors used in estimating the quantitative component of the commercial allowance for loan and lease losses. In addition, Key began utilizing an enhanced framework to quantify commercial allowance for loan and lease loss adjustments resulting from qualitative factors not fully captured within the statistical analysis of incurred loss. These methodology enhancements did not create a significant difference in provisioning between segments.

Major Business Segments

				Change 4Q15 vs.
dollars in millions	4Q15	3Q15	4Q14	3Q15	4Q14
Revenue from continuing operations (TE)
Key Community Bank	$588	$579	$558	1.6%	5.4%
Key Corporate Bank	479	454	460	5.5	4.1
Other Segments	32	35	62	(8.6)	(48.4)

Total segments	1,099	1,068	1,080	2.9	1.8
Reconciling Items	(4)	—	(2)	N/M	N/M

Total	$1,095	$1,068	$1,078	2.5%	1.6%

Income (loss) from continuing operations attributable to Key
Key Community Bank	$68	$71	$62	(4.2)%	9.7%
Key Corporate Bank	145	138	149	5.1	(2.7)
Other Segments	23	26	38	(11.5)	(39.5)

Total segments	236	235	249	.4	(5.2)
Reconciling Items	(6)	(13)	2	N/M	N/M

Total	$230	$222	$251	3.6%	(8.4)%

TE = Taxable Equivalent, N/M = Not Meaningful

Key Community Bank

				Change 4Q15 vs.
dollars in millions	4Q15	3Q15	4Q14	3Q15	4Q14
Summary of operations
Net interest income (TE)	$388	$379	$362	2.4%	7.2%
Noninterest income	200	200	196	—	2.0

Total revenue (TE)	588	579	558	1.6	5.4
Provision for credit losses	20	18	11	11.1	81.8
Noninterest expense	459	448	449	2.5	2.2

Income (loss) before income taxes (TE)	109	113	98	(3.5)	11.2
Allocated income taxes (benefit) and TE adjustments	41	42	36	(2.4)	13.9

Net income (loss) attributable to Key	$68	$71	$62	(4.2)%	9.7%

Average balances
Loans and leases	$30,925	$31,039	$30,478	(.4)%	1.5%
Total assets	32,997	33,090	32,558	(.3)	1.3
Deposits	52,219	51,234	50,851	1.9	2.7

Assets under management at period end	$33,983	$35,158	$39,157	(3.3)%	(13.2)%

TE = Taxable Equivalent

KeyCorp Reports Fourth Quarter 2015 Profit

January 21, 2016

Additional Key Community Bank Data

				Change 4Q15 vs.
dollars in millions	4Q15	3Q15	4Q14	3Q15	4Q14
Noninterest income
Trust and investment services income	$73	$73	$75	—	(2.7)%
Service charges on deposit accounts	54	56	54	(3.6)%	—
Cards and payments income	44	43	40	2.3	10.0
Other noninterest income	29	28	27	3.6	7.4

Total noninterest income	$200	$200	$196	—	2.0%

Average deposit balances
NOW and money market deposit accounts	$28,861	$28,568	$27,691	1.0%	4.2%
Savings deposits	2,330	2,362	2,378	(1.4)	(2.0)
Certificates of deposit ($100,000 or more)	1,687	1,560	1,793	8.1	(5.9)
Other time deposits	3,045	3,060	3,301	(.5)	(7.8)
Deposits in foreign office	208	271	332	(23.2)	(37.3)
Noninterest-bearing deposits	16,088	15,413	15,356	4.4	4.8

Total deposits	$52,219	$51,234	$50,851	1.9%	2.7%

Home equity loans
Average balance	$10,203	$10,281	$10,365
Weighted-average loan-to-value ratio (at date of origination)	71%	71%	71%
Percent first lien positions	61	60	60

Other data
Branches	966	972	994
Automated teller machines	1,256	1,259	1,287

Key Community Bank Summary of Operations

•	Positive operating leverage from prior year

•	Net income increased to $68 million, up 9.7% from prior year

•	Commercial, financial and agricultural loan growth of $672 million, or 5.6% from prior year

•	Average deposits up $1.4 billion, or 2.7% from the prior year

Key Community Bank recorded net income attributable to Key of $68 million for the fourth quarter of 2015, compared to net income attributable to Key of $62 million for the year-ago quarter.

Taxable-equivalent net interest income increased by $26 million, or 7.2%, from the fourth quarter of 2014 due to increases in average loans and leases of 1.5% and average deposits of 2.7% from one year ago. Commercial, financial and agricultural loans grew by $672 million, or 5.6%, from the prior year.

Noninterest income increased $4 million, or 2.0%, from the year-ago quarter. This growth was driven by increases in cards and payments income of $4 million and strong investment banking and debt placement fees, which increased $4 million from one year ago. These increases were partially offset by lower trust and investment services income due to weaker market trends.

The provision for credit losses increased by $9 million, or 82%, from the fourth quarter of 2014. Net loan charge-offs decreased $5 million from the same period one year ago.

Noninterest expense increased by $10 million, or 2.2%, from the year-ago quarter. Personnel expense increased by $8 million, driven by hiring across the franchise as well as higher performance-based compensation, while nonpersonnel expense increased by $2 million.

KeyCorp Reports Fourth Quarter 2015 Profit

January 21, 2016

Key Corporate Bank

				Change 4Q15 vs.
dollars in millions	4Q15	3Q15	4Q14	3Q15	4Q14
Summary of operations
Net interest income (TE)	$224	$220	$219	1.8%	2.3%
Noninterest income	255	234	241	9.0	5.8

Total revenue (TE)	479	454	460	5.5	4.1
Provision for credit losses	26	30	7	(13.3)	271.4
Noninterest expense	254	246	244	3.3	4.1

Income (loss) before income taxes (TE)	199	178	209	11.8	(4.8)
Allocated income taxes and TE adjustments	52	42	60	23.8	(13.3)

Net income (loss)	147	136	149	8.1	(1.3)

Less: Net income (loss) attributable to noncontrolling interests	2	(2)	—	N/M	N/M

Net income (loss) attributable to Key	$145	$138	$149	5.1%	(2.7)%

Average balances
Loans and leases	$26,981	$26,425	$23,798	2.1%	13.4%
Loans held for sale	820	918	855	(10.7)	(4.1)
Total assets	32,718	32,163	28,997	1.7	12.8
Deposits	19,081	18,809	18,355	1.4	4.0

TE = Taxable Equivalent, N/M = Not Meaningful

Additional Key Corporate Bank Data

				Change 4Q15 vs.
dollars in millions	4Q15	3Q15	4Q14	3Q15	4Q14
Noninterest income
Trust and investment services income	$32	$35	$37	(8.6)%	(13.5)%
Investment banking and debt placement fees	125	107	125	16.8	—
Operating lease income and other leasing gains	13	16	17	(18.8)	(23.5)

Corporate services income	44	46	43	(4.3)	2.3
Service charges on deposit accounts	10	11	10	(9.1)	—
Cards and payments income	3	4	3	(25.0)	—

Payments and services income	57	61	56	(6.6)	1.8

Mortgage servicing fees	15	11	11	36.4	36.4

Other noninterest income	13	4	(5)	225.0	N/M

Total noninterest income	$255	$234	$241	9.0%	5.8%

N/M = Not Meaningful

Key Corporate Bank Summary of Operations

•	Record year for investment banking and debt placement fees

•	Revenue up 4.1% from the prior year

•	Average loan and lease balances up 13.4% from the prior year

Key Corporate Bank recorded net income attributable to Key of $145 million for the fourth quarter of 2015, a decrease of $4 million, or 2.7%, from the same period one year ago.

Taxable-equivalent net interest income increased by $5 million, or 2.3%, compared to the fourth quarter of 2014. Average earning assets increased $3.1 billion, or 12.1%, from the year-ago quarter, primarily driven by growth in commercial, financial and agricultural loans. Average deposit balances increased $726 million, or 4.0%, from the year-ago quarter, driven by commercial mortgage servicing deposits.

Noninterest income was up $14 million, or 5.8% from the prior year. Other noninterest income increased $18 million mostly driven by gains related to the disposition of certain investments held by the Real Estate Capital line of business. Mortgage servicing fees increased $4 million, or 36.4%, due to higher

KeyCorp Reports Fourth Quarter 2015 Profit

January 21, 2016

transaction volumes. Partially offsetting these increases were declines in trust and investment services income of $5 million and operating lease income and other leasing gains of $4 million.

The provision for credit losses increased $19 million, or 271.4%, from the same period one year ago, primarily due to higher net loan charge-offs, as well as a 13.4% increase in average loan and lease balances.

Noninterest expense increased by $10 million, or 4.1%, from the fourth quarter of 2014. This increase was primarily driven by higher personnel expense due to new hires across the platform and an increase in business services and professional fees.

Other Segments

Other Segments consist of Corporate Treasury, Key’s Principal Investing unit and various exit portfolios. Other Segments generated net income attributable to Key of $23 million for the fourth quarter of 2015, compared to $38 million for the same period last year. This decline was primarily attributable to lower net gains from principal investing.

*****

KeyCorp was organized more than 160 years ago and is headquartered in Cleveland, Ohio. One of the nation’s largest bank-based financial services companies, Key had assets of approximately $95.1 billion at December 31, 2015.

Key provides deposit, lending, cash management and investment services to individuals and small and mid-sized businesses in 12 states under the name KeyBank National Association. Key also provides a broad range of sophisticated corporate and investment banking products, such as merger and acquisition advice, public and private debt and equity, syndications and derivatives to middle market companies in selected industries throughout the United States under the KeyBanc Capital Markets trade name. For more information, visit https://www.key.com/. KeyBank is Member FDIC.

KeyCorp Reports Fourth Quarter 2015 Profit

January 21, 2016

CONTACTS:

ANALYSTS	MEDIA
Vernon L. Patterson	Jack Sparks
216.689.0520	720.904.4554
Vernon_Patterson@KeyBank.com	Jack_Sparks@KeyBank.com
Twitter: @keybank_news

Kelly L. Dillon
216.689.3133
Kelly_L_Dillon@KeyBank.com

Melanie S. Misconish
216.689.4545
Melanie_S_Misconish@KeyBank.com

INVESTOR	KEY MEDIA
RELATIONS: www.key.com/ir	NEWSROOM: www.key.com/newsroom

This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not relate strictly to historical or current facts. Forward-looking statements usually can be identified by the use of words such as “goal,” “objective,” “plan,” “expect,” “assume,” “anticipate,” “intend,” “project,” “believe,” “estimate,” or other words of similar meaning. Forward-looking statements provide our current expectations or forecasts of future events, circumstances, results, or aspirations. Forward-looking statements, by their nature, are subject to assumptions, risks and uncertainties, many of which are outside of our control. Our actual results may differ materially from those set forth in our forward-looking statements. There is no assurance that any list of risks and uncertainties or risk factors is complete. Factors that could cause Key’s actual results to differ from those described in the forward-looking statements can be found in KeyCorp’s Form 10-K for the year ended December 31, 2014, as well as in KeyCorp’s subsequent SEC filings, all of which have been filed with the Securities and Exchange Commission (the “SEC”) and are available on Key’s website (www.key.com/ir) and on the SEC’s website (www.sec.gov). These factors may include, among others: deterioration of commercial real estate market fundamentals, adverse changes in credit quality trends, declining asset prices, a reversal of the U.S. economic recovery due to financial, political, or other shocks, and the extensive and increasing regulation of the U.S. financial services industry. Any forward-looking statements made by us or on our behalf speak only as of the date they are made and we do not undertake any obligation to update any forward-looking statement to reflect the impact of subsequent events or circumstances.

Notes to Editors:

A live Internet broadcast of KeyCorp’s conference call to discuss quarterly results and currently anticipated earnings trends and to answer analysts’ questions can be accessed through the Investor Relations section at https://www.key.com/ir at 10:00 a.m. ET, on Thursday, January 21, 2016. An audio replay of the call will be available through January 28, 2016.

For up-to-date company information, media contacts, and facts and figures about Key’s lines of business, visit our Media Newsroom at https://www.key.com/newsroom.

*****

KeyCorp Reports Fourth Quarter 2015 Profit

January 21, 2016

KeyCorp

Fourth Quarter 2015

Financial Supplement

Page
13	Financial Highlights
15	GAAP to Non-GAAP Reconciliation
18	Consolidated Balance Sheets
19	Consolidated Statements of Income
20	Consolidated Average Balance Sheets, and Net Interest Income and Yields/Rates From Continuing Operations
22	Noninterest Expense
22	Personnel Expense
23	Loan Composition
23	Loans Held for Sale Composition
23	Summary of Changes in Loans Held for Sale
24	Exit Loan Portfolio From Continuing Operations
24	Asset Quality Statistics From Continuing Operations
25	Summary of Loan and Lease Loss Experience From Continuing Operations
26	Summary of Nonperforming Assets and Past Due Loans From Continuing Operations
27	Summary of Changes in Nonperforming Loans From Continuing Operations
27	Summary of Changes in Other Real Estate Owned, Net of Allowance, From Continuing Operations
28	Line of Business Results

KeyCorp Reports Fourth Quarter 2015 Profit

January 21, 2016

Financial Highlights

(dollars in millions, except per share amounts)

	Three months ended
	12-31-15	9-30-15	12-31-14
Summary of operations
Net interest income (TE)	$610	$598	$588
Noninterest income	485	470	490

Total revenue (TE)	1,095	1,068	1,078
Provision for credit losses	45	45	22
Noninterest expense	736	724	704
Income (loss) from continuing operations attributable to Key	230	222	251
Income (loss) from discontinued operations, net of taxes (a)	(4)	(3)	2
Net income (loss) attributable to Key	226	219	253

Income (loss) from continuing operations attributable to Key common shareholders	$224	$216	$246
Income (loss) from discontinued operations, net of taxes (a)	(4)	(3)	2
Net income (loss) attributable to Key common shareholders	220	213	248

Per common share
Income (loss) from continuing operations attributable to Key common shareholders	$.27	$.26	$.29
Income (loss) from discontinued operations, net of taxes (a)	(.01)	—	—
Net income (loss) attributable to Key common shareholders (b)	.27	.26	.29

Income (loss) from continuing operations attributable to Key common shareholders — assuming dilution	.27	.26	.28
Income (loss) from discontinued operations, net of taxes — assuming dilution (a)	(.01)	—	—
Net income (loss) attributable to Key common shareholders — assuming dilution (b)	.26	.25	.28

Cash dividends paid	.075	.075	.065
Book value at period end	12.51	12.47	11.91
Tangible book value at period end	11.22	11.17	10.65
Market price at period end	13.19	13.01	13.90

Performance ratios
From continuing operations:
Return on average total assets	.97%	.95%	1.12%
Return on average common equity	8.51	8.30	9.50
Return on average tangible common equity (c)	9.50	9.27	10.64
Net interest margin (TE)	2.87	2.87	2.94
Cash efficiency ratio (c)	66.4	66.9	64.4

From consolidated operations:
Return on average total assets	.93%	.92%	1.10%
Return on average common equity	8.36	8.19	9.58
Return on average tangible common equity (c)	9.33	9.14	10.72
Net interest margin (TE)	2.84	2.84	2.93
Loan to deposit (d)	87.8	89.3	84.6

Capital ratios at period end
Key shareholders’ equity to assets	11.30%	11.22%	11.22%
Key common shareholders’ equity to assets	10.99	10.91	10.91
Tangible common equity to tangible assets (c)	9.98	9.90	9.88
Common Equity Tier 1 (c), (e)	10.95	10.47	N/A
Tier 1 common equity (c)	N/A	N/A	11.17
Tier 1 risk-based capital (e)	11.36	10.87	11.90
Total risk-based capital (e)	12.98	12.47	13.89
Leverage (e)	10.71	10.68	11.26

Asset quality — from continuing operations
Net loan charge-offs	$37	$41	$32
Net loan charge-offs to average loans	.25%	.27%	.22%
Allowance for loan and lease losses	$796	$790	$794
Allowance for credit losses	852	844	829
Allowance for loan and lease losses to period-end loans	1.33%	1.31%	1.38%
Allowance for credit losses to period-end loans	1.42	1.40	1.44
Allowance for loan and lease losses to nonperforming loans	205.7	197.5	190.0
Allowance for credit losses to nonperforming loans	220.2	211.0	198.3
Nonperforming loans at period end (f)	$387	$400	$418
Nonperforming assets at period end	403	417	436
Nonperforming loans to period-end portfolio loans	.65%	.67%	.73%
Nonperforming assets to period-end portfolio loans plus OREO and other nonperforming assets	.67	.69	.76

Trust and brokerage assets
Assets under management	$33,983	$35,158	$39,157
Nonmanaged and brokerage assets	47,681	46,796	49,147

Other data
Average full-time equivalent employees	13,359	13,555	13,590
Branches	966	972	994

Taxable-equivalent adjustment	$8	$7	$6

KeyCorp Reports Fourth Quarter 2015 Profit

January 21, 2016

Financial Highlights (continued)

(dollars in millions, except per share amounts)

	Twelve months ended
	12-31-15	12-31-14
Summary of operations
Net interest income (TE)	$2,376	$2,317
Noninterest income	1,880	1,797

Total revenue (TE)	4,256	4,114
Provision for credit losses	166	57
Noninterest expense	2,840	2,761
Income (loss) from continuing operations attributable to Key	915	939
Income (loss) from discontinued operations, net of taxes (a)	1	(39)
Net income (loss) attributable to Key	916	900

Income (loss) from continuing operations attributable to Key common shareholders	$892	$917
Income (loss) from discontinued operations, net of taxes (a)	1	(39)
Net income (loss) attributable to Key common shareholders	893	878

Per common share
Income (loss) from continuing operations attributable to Key common shareholders	$1.06	$1.05
Income (loss) from discontinued operations, net of taxes (a)	—	(.04)
Net income (loss) attributable to Key common shareholders (b)	1.06	1.01

Income (loss) from continuing operations attributable to Key common shareholders — assuming dilution	1.05	1.04
Income (loss) from discontinued operations, net of taxes — assuming dilution (a)	—	(.04)
Net income (loss) attributable to Key common shareholders — assuming dilution (b)	1.05	.99

Cash dividends paid	.29	.25

Performance ratios
From continuing operations:
Return on average total assets	.99%	1.08%
Return on average common equity	8.63	9.01
Return on average tangible common equity (c)	9.64	10.04
Net interest margin (TE)	2.88	2.97
Cash efficiency ratio (c)	65.9	66.2

From consolidated operations:
Return on average total assets	.97%	.99%
Return on average common equity	8.64	8.63
Return on average tangible common equity (c)	9.65	9.61
Net interest margin (TE)	2.85	2.94

Asset quality — from continuing operations
Net loan charge-offs	$142	$113
Net loan charge-offs to average total loans	.24%	.20%

Other data
Average full-time equivalent employees	13,483	13,853

Taxable-equivalent adjustment	$28	$24

(a)	In April 2009, management decided to wind down the operations of Austin Capital Management, Ltd., a subsidiary that specialized in managing hedge fund investments for institutional customers. In September 2009, management decided to discontinue the education lending business conducted through Key Education Resources, the education payment and financing unit of KeyBank National Association. In February 2013, Key decided to sell its investment subsidiary, Victory Capital Management, and its broker-dealer affiliate, Victory Capital Advisors, to a private equity fund. As a result of these decisions, Key has accounted for these businesses as discontinued operations.
(b)	Earnings per share may not foot due to rounding.
(c)	The following table entitled “GAAP to Non-GAAP Reconciliations” presents the computations of certain financial measures related to “tangible common equity,” “Common Equity Tier 1” (compliance date of January 1, 2015, under the Regulatory Capital Rules) “Tier 1 common equity” (prior to January 1, 2015), and “cash efficiency.” The table reconciles the GAAP performance measures to the corresponding non-GAAP measures, which provides a basis for period-to-period comparisons. For further information on the Regulatory Capital Rules, see the “Capital” section of this release.
(d)	Represents period-end consolidated total loans and loans held for sale divided by period-end consolidated total deposits (excluding deposits in foreign office).
(e)	12-31-15 ratio is estimated.
(f)	Loan balances exclude $11 million, $12 million, and $13 million of purchased credit impaired loans at December 31, 2015, September 30, 2015, and December 31, 2014, respectively.

TE = Taxable Equivalent, GAAP = U.S. generally accepted accounting principles

KeyCorp Reports Fourth Quarter 2015 Profit

January 21, 2016

GAAP to Non-GAAP Reconciliations

(dollars in millions)

The table below presents certain non-GAAP financial measures related to “tangible common equity,” “return on tangible common equity,” “Common Equity Tier 1,” “Tier 1 common equity,” “pre-provision net revenue,” and “cash efficiency ratio.”

The tangible common equity ratio and the return on tangible common equity ratio have been a focus for some investors, and management believes these ratios may assist investors in analyzing Key’s capital position without regard to the effects of intangible assets and preferred stock. Traditionally, the banking regulators have assessed bank and bank holding company capital adequacy based on both the amount and the composition of capital, the calculation of which is prescribed in federal banking regulations. In October 2013, the federal banking regulators published the final Basel III capital framework for U.S. banking organizations (the “Regulatory Capital Rules”). The Regulatory Capital Rules require higher and better-quality capital and introduces a new capital measure, “Common Equity Tier 1,” a non-GAAP financial measure. The mandatory compliance date for Key as a “standardized approach” banking organization began on January 1, 2015, subject to transitional provisions extending to January 1, 2019. Prior to January 1, 2015, the Federal Reserve focused its assessment of capital adequacy on a component of Tier 1 risk-based capital known as Tier 1 common equity, also a non-GAAP financial measure.

Common Equity Tier 1 is not formally defined by GAAP and is considered to be a non-GAAP financial measure. Since analysts and banking regulators may assess Key’s capital adequacy using tangible common equity and Common Equity Tier 1, management believes it is useful to enable investors to assess Key’s capital adequacy on these same bases. The table also reconciles the GAAP performance measures to the corresponding non-GAAP measures.

The table also shows the computation for pre-provision net revenue, which is not formally defined by GAAP. Management believes that eliminating the effects of the provision for loan and lease losses makes it easier to analyze the results by presenting them on a more comparable basis.

The cash efficiency ratio is a ratio of two non-GAAP performance measures. As such, there is no directly comparable GAAP performance measure. The cash efficiency ratio performance measure removes the impact of Key’s intangible asset amortization from the calculation. Management believes this ratio provides greater consistency and comparability between Key’s results and those of its peer banks. Additionally, this ratio is used by analysts and investors as they develop earnings forecasts and peer bank analysis.

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Although these non-GAAP financial measures are frequently used by investors to evaluate a company, they have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analyses of results as reported under GAAP.

	Three months ended
	12-31-15	9-30-15	12-31-14
Tangible common equity to tangible assets at period end
Key shareholders’ equity (GAAP)	$10,746	$10,705	$10,530
Less: Intangible assets (a)	1,080	1,084	1,090
Preferred Stock, Series A (b)	281	281	282

Tangible common equity (non-GAAP)	$9,385	$9,340	$9,158

Total assets (GAAP)	$95,133	$95,422	$93,821
Less: Intangible assets (a)	1,080	1,084	1,090

Tangible assets (non-GAAP)	$94,053	$94,338	$92,731

Tangible common equity to tangible assets ratio (non-GAAP)	9.98%	9.90%	9.88%

Common Equity Tier 1 at period end
Key shareholders’ equity (GAAP)	$10,746	$10,705	—
Less: Preferred Stock, Series A (b)	281	281	—

Common Equity Tier 1 capital before adjustments and deductions	10,465	10,424	—
Less: Goodwill, net of deferred taxes	1,036	1,036	—
Intangible assets, net of deferred taxes	26	29	—
Deferred tax assets	1	1	—
Net unrealized gains (losses) on available-for-sale securities, net of deferred taxes	(58)	54	—
Accumulated gains (losses) on cash flow hedges, net of deferred taxes	(20)	21	—
Amounts in accumulated other comprehensive income (loss) attributed to pension and postretirement benefit costs, net of deferred taxes	(365)	(385)	—

Total Common Equity Tier 1 capital (c)	$9,845	$9,668	—

Net risk-weighted assets (regulatory) (c)	$89,889	$92,307	—

Common Equity Tier 1 ratio (non-GAAP) (c)	10.95%	10.47%	—

Tier 1 common equity at period end
Key shareholders’ equity (GAAP)	—	—	$10,530
Qualifying capital securities	—	—	339
Less: Goodwill	—	—	1,057
Accumulated other comprehensive income (loss) (d)	—	—	(395)
Other assets (e)	—	—	83

Total Tier 1 capital (regulatory)	—	—	10,124
Less: Qualifying capital securities	—	—	339
Preferred Stock, Series A (b)	—	—	282

Total Tier 1 common equity (non-GAAP)	—	—	$9,503

Net risk-weighted assets (regulatory)	—	—	$85,100

Tier 1 common equity ratio (non-GAAP)	—	—	11.17%

KeyCorp Reports Fourth Quarter 2015 Profit

January 21, 2016

GAAP to Non-GAAP Reconciliations (continued)

(dollars in millions)

	Three months ended
	12-31-15	9-30-15	12-31-14
Pre-provision net revenue
Net interest income (GAAP)	$602	$591	$582
Plus: Taxable-equivalent adjustment	8	7	6
Noninterest income (GAAP)	485	470	490
Less: Noninterest expense (GAAP)	736	724	704

Pre-provision net revenue from continuing operations (non-GAAP)	$359	$344	$374

Average tangible common equity
Average Key shareholders’ equity (GAAP)	$10,731	$10,614	$10,562
Less: Intangible assets (average) (f)	1,082	1,083	1,096
Preferred Stock, Series A (average)	290	290	291

Average tangible common equity (non-GAAP)	$9,359	$9,241	$9,175

Return on average tangible common equity from continuing operations
Net income (loss) from continuing operations attributable to Key common shareholders (GAAP)	$224	$216	$246
Average tangible common equity (non-GAAP)	9,359	9,241	9,175

Return on average tangible common equity from continuing operations (non-GAAP)	9.50%	9.27%	10.64%

Return on average tangible common equity consolidated
Net income (loss) attributable to Key common shareholders (GAAP)	$220	$213	$248
Average tangible common equity (non-GAAP)	9,359	9,241	9,175

Return on average tangible common equity consolidated (non-GAAP)	9.33%	9.14%	10.72%

Cash efficiency ratio
Noninterest expense (GAAP)	$736	$724	$704
Less: Intangible asset amortization (GAAP)	9	9	10

Adjusted noninterest expense (non-GAAP)	$727	$715	$694

Net interest income (GAAP)	$602	$591	$582
Plus: Taxable-equivalent adjustment	8	7	6
Noninterest income (GAAP)	485	470	490

Total taxable-equivalent revenue (non-GAAP)	$1,095	$1,068	$1,078

Cash efficiency ratio (non-GAAP)	66.4%	66.9%	64.4%

	Three months ended
	12-31-15
Common Equity Tier 1 under the Regulatory Capital Rules (“RCR”) (estimates)
Common Equity Tier 1 under current RCR	$9,845
Adjustments from current RCR to the fully phased-in RCR:
Deferred tax assets and other intangible assets (g)	(41)

Common Equity Tier 1 anticipated under the fully phased-in RCR (h)	$9,804

Net risk-weighted assets under current RCR	$89,889
Adjustments from current RCR to the fully phased-in RCR:
Mortgage servicing assets (i)	479
All other assets (j)	6

Total risk-weighted assets anticipated under the fully phased-in RCR (h)	$90,374

Common Equity Tier 1 ratio under the fully phased-in RCR (h)	10.85%

KeyCorp Reports Fourth Quarter 2015 Profit

January 21, 2016

GAAP to Non-GAAP Reconciliations (continued)

(dollars in millions)

	Twelve months ended
	12-31-15	12-31-14
Pre-provision net revenue
Net interest income (GAAP)	$2,348	$2,293
Plus: Taxable-equivalent adjustment	28	24
Noninterest income (GAAP)	1,880	1,797
Less: Noninterest expense (GAAP)	2,840	2,761

Pre-provision net revenue from continuing operations (non-GAAP)	$1,416	$1,353

Average tangible common equity
Average Key shareholders’ equity (GAAP)	$10,626	$10,467
Less: Intangible assets (average) (k)	1,085	1,039
Preferred Stock, Series A (average)	290	291

Average tangible common equity (non-GAAP)	$9,251	$9,137

Return on average tangible common equity from continuing operations
Net income (loss) from continuing operations attributable to Key common shareholders (GAAP)	$892	$917
Average tangible common equity (non-GAAP)	9,251	9,137

Return on average tangible common equity from continuing operations (non-GAAP)	9.64%	10.04%

Return on average tangible common equity consolidated
Net income (loss) attributable to Key common shareholders (GAAP)	$893	$878
Average tangible common equity (non-GAAP)	9,251	9,137

Return on average tangible common equity consolidated (non-GAAP)	9.65%	9.61%

Cash efficiency ratio
Noninterest expense (GAAP)	$2,840	$2,761
Less: Intangible asset amortization (GAAP)	36	39

Adjusted noninterest expense (non-GAAP)	$2,804	$2,722

Net interest income (GAAP)	$2,348	$2,293
Plus: Taxable-equivalent adjustment	28	24
Noninterest income (GAAP)	1,880	1,797

Total taxable-equivalent revenue (non-GAAP)	$4,256	$4,114

Cash efficiency ratio (non-GAAP)	65.9%	66.2%

(a)	For the three months ended December 31, 2015, September 30, 2015, and December 31, 2014, intangible assets exclude $45 million, $50 million, and $68 million, respectively, of period-end purchased credit card receivables.
(b)	Net of capital surplus.
(c)	12-31-15 amount is estimated.
(d)	Includes net unrealized gains or losses on securities available for sale (except for net unrealized losses on marketable equity securities), net gains or losses on cash flow hedges, and amounts resulting from the application of the applicable accounting guidance for defined benefit and other postretirement plans.
(e)	Other assets deducted from Tier 1 capital and net risk-weighted assets consist of disallowed intangible assets (excluding goodwill) and deductible portions of nonfinancial equity investments. There were no disallowed deferred tax assets at December 31, 2014.
(f)	For the three months ended December 31, 2015, September 30, 2015, and December 31, 2014, average intangible assets exclude $47 million, $52 million, and $69 million, respectively, of average purchased credit card receivables.
(g)	Includes the deferred tax assets subject to future taxable income for realization, primarily tax credit carryforwards, as well as intangible assets (other than goodwill and mortgage servicing assets) subject to the transition provisions of the final rule.
(h)	The anticipated amount of regulatory capital and risk-weighted assets is based upon the federal banking agencies’ Regulatory Capital Rules (as fully phased-in on January 1, 2019); Key is subject to the Regulatory Capital Rules under the “standardized approach.”
(i)	Item is included in the 10%/15% exceptions bucket calculation and is risk-weighted at 250%.
(j)	Includes the phase-in of deferred tax assets arising from temporary differences at 250% risk-weight. Additionally, under the fully implemented rule, certain deferred tax assets and intangible assets subject to the transition provision are no longer required to be risk-weighted because they are deducted directly from capital.
(k)	For the twelve months ended December 31, 2015, and December 31, 2014, average intangible assets exclude $55 million and $79 million, respectively, of average purchased credit card receivables.

GAAP = U.S. generally accepted accounting principles

KeyCorp Reports Fourth Quarter 2015 Profit

January 21, 2016

Consolidated Balance Sheets

(dollars in millions)

	12-31-15	9-30-15	12-31-14
Assets
Loans	$59,876	$60,085	$57,381
Loans held for sale	639	916	734
Securities available for sale	14,218	14,376	13,360
Held-to-maturity securities	4,897	4,936	5,015
Trading account assets	788	811	750
Short-term investments	2,707	1,964	4,269
Other investments	655	691	760

Total earning assets	83,780	83,779	82,269
Allowance for loan and lease losses	(796)	(790)	(794)
Cash and due from banks	607	470	653
Premises and equipment	779	771	841
Operating lease assets	340	315	330
Goodwill	1,060	1,060	1,057
Other intangible assets	65	74	101
Corporate-owned life insurance	3,541	3,516	3,479
Derivative assets	619	793	609
Accrued income and other assets	3,292	3,348	2,952
Discontinued assets	1,846	2,086	2,324

Total assets	$95,133	$95,422	$93,821

Liabilities
Deposits in domestic offices:
NOW and money market deposit accounts	$37,089	$37,301	$34,536
Savings deposits	2,341	2,338	2,371
Certificates of deposit ($100,000 or more)	2,392	2,001	2,040
Other time deposits	3,127	3,020	3,259

Total interest-bearing deposits	44,949	44,660	42,206
Noninterest-bearing deposits	26,097	25,985	29,228
Deposits in foreign office — interest-bearing	—	428	564

Total deposits	71,046	71,073	71,998
Federal funds purchased and securities sold under repurchase agreements	372	407	575
Bank notes and other short-term borrowings	533	677	423
Derivative liabilities	632	676	784
Accrued expense and other liabilities	1,605	1,562	1,621
Long-term debt	10,186	10,310	7,875
Discontinued liabilities	—	—	3

Total liabilities	84,374	84,705	83,279

Equity
Preferred stock, Series A	290	290	291
Common shares	1,017	1,017	1,017
Capital surplus	3,922	3,914	3,986
Retained earnings	8,922	8,764	8,273
Treasury stock, at cost	(3,000)	(3,008)	(2,681)
Accumulated other comprehensive income (loss)	(405)	(272)	(356)

Key shareholders’ equity	10,746	10,705	10,530
Noncontrolling interests	13	12	12

Total equity	10,759	10,717	10,542

Total liabilities and equity	$95,133	$95,422	$93,821

Common shares outstanding (000)	835,751	835,285	859,403

KeyCorp Reports Fourth Quarter 2015 Profit

January 21, 2016

Consolidated Statements of Income

(dollars in millions, except per share amounts)

	Three months ended			Twelve months ended
	12-31-15	9-30-15	12-31-14	12-31-15	12-31-14
Interest income
Loans	$552	$542	$534	$2,149	$2,110
Loans held for sale	8	10	8	37	21
Securities available for sale	76	75	67	293	277
Held-to-maturity securities	24	24	23	96	93
Trading account assets	6	5	6	21	25
Short-term investments	3	1	2	8	6
Other investments	4	4	6	18	22

Total interest income	673	661	646	2,622	2,554

Interest expense
Deposits	26	27	26	105	117
Federal funds purchased and securities sold under repurchase agreements	—	—	—	—	2
Bank notes and other short-term borrowings	3	2	3	9	9
Long-term debt	42	41	35	160	133

Total interest expense	71	70	64	274	261

Net interest income	602	591	582	2,348	2,293
Provision for credit losses	45	45	22	166	57

Net interest income after provision for credit losses	557	546	560	2,182	2,236

Noninterest income
Trust and investment services income	105	108	112	433	403
Investment banking and debt placement fees	127	109	126	445	397
Service charges on deposit accounts	64	68	64	256	261
Operating lease income and other leasing gains	15	15	15	73	96
Corporate services income	55	57	53	198	178
Cards and payments income	47	47	43	183	166
Corporate-owned life insurance income	36	30	38	127	118
Consumer mortgage income	2	3	3	12	10
Mortgage servicing fees	15	11	11	48	46
Net gains (losses) from principal investing	—	11	18	51	78
Other income (a), (b)	19	11	7	54	44

Total noninterest income	485	470	490	1,880	1,797

Noninterest expense
Personnel	429	426	409	1,652	1,591
Net occupancy	64	60	63	255	261
Computer processing	43	41	40	164	158
Business services and professional fees	44	40	38	159	156
Equipment	22	22	23	88	96
Operating lease expense	13	11	11	47	42
Marketing	17	17	16	57	49
FDIC assessment	8	8	9	32	30
Intangible asset amortization	9	9	10	36	39
OREO expense, net	1	2	2	6	5
Other expense	86	88	83	344	334

Total noninterest expense	736	724	704	2,840	2,761

Income (loss) from continuing operations before income taxes	306	292	346	1,222	1,272
Income taxes	73	72	94	303	326

Income (loss) from continuing operations	233	220	252	919	946
Income (loss) from discontinued operations, net of taxes	(4)	(3)	2	1	(39)

Net income (loss)	229	217	254	920	907
Less: Net income (loss) attributable to noncontrolling interests	3	(2)	1	4	7

Net income (loss) attributable to Key	$226	$219	$253	$916	$900

Income (loss) from continuing operations attributable to Key common shareholders	$224	$216	$246	$892	$917
Net income (loss) attributable to Key common shareholders	220	213	248	893	878

Per common share
Income (loss) from continuing operations attributable to Key common shareholders	$.27	$.26	$.29	$1.06	$1.05
Income (loss) from discontinued operations, net of taxes	(.01)	—	—	—	(.04)
Net income (loss) attributable to Key common shareholders (c)	.27	.26	.29	1.06	1.01

Per common share — assuming dilution
Income (loss) from continuing operations attributable to Key common shareholders	$.27	$.26	$.28	$1.05	$1.04
Income (loss) from discontinued operations, net of taxes	(.01)	—	—	—	(.04)
Net income (loss) attributable to Key common shareholders (c)	.26	.25	.28	1.05	.99

Cash dividends declared per common share	$.075	$.075	$.065	$.29	$.25

Weighted-average common shares outstanding (000)	828,206	831,430	858,811	836,846	871,464
Effect of convertible preferred stock	—	—	20,602	—	—
Effect of common share options and other stock awards	7,733	7,450	6,773	7,643	6,735

Weighted-average common shares and potential common shares outstanding (000) (d)	835,939	838,880	886,186	844,489	878,199

(a)	For the three months ended December 31, 2015, net securities gains (losses) totaled $1 million. For the three months ended September 30, 2015, and December 31, 2014, net securities gains (losses) totaled less than $1 million. For the three months ended December 31, 2015, September 30, 2015, and December 31, 2014, Key did not have any impairment losses related to securities.
(b)	For the twelve months ended December 31, 2015, and December 31, 2014, net securities gains (losses) totaled less than $1 million. For the twelve months ended December 31, 2015, and December 31, 2014, Key did not have any impairment losses related to securities.
(c)	Earnings per share may not foot due to rounding.
(d)	Assumes conversion of common share options and other stock awards and/or convertible preferred stock, as applicable.

KeyCorp Reports Fourth Quarter 2015 Profit

January 21, 2016

Consolidated Average Balance Sheets, and Net Interest Income and Yields/Rates From Continuing Operations

(dollars in millions)

	Fourth Quarter 2015				Third Quarter 2015			Fourth Quarter 2014
	Average Balance	Interest (a)		Yield/Rate (a)	Average Balance	Interest (a)	Yield/Rate (a)	Average Balance	Interest (a)	Yield/Rate (a)
Assets
Loans: (b), (c)

Commercial, financial and agricultural (d)	$30,884	$253		3.25%	$30,374	$244	3.19%	$27,188	$223	3.24%
Real estate — commercial mortgage	8,019	75		3.70	7,988	73	3.65	8,161	77	3.73
Real estate — construction	1,067	10		3.65	1,164	11	3.78	1,077	10	3.90
Commercial lease financing	3,910	36		3.68	3,946	35	3.57	4,119	38	3.67

Total commercial loans	43,880	374		3.38	43,472	363	3.32	40,545	348	3.40
Real estate — residential mortgage	2,252	24		4.18	2,258	24	4.19	2,223	24	4.28
Home equity:
Key Community Bank	10,203	100		3.89	10,281	101	3.88	10,365	103	3.91
Other	215	5		7.87	229	4	7.87	274	5	7.84

Total home equity loans	10,418	105		3.97	10,510	105	3.96	10,639	108	4.01
Consumer other — Key Community Bank	1,605	26		6.48	1,597	26	6.51	1,552	27	6.78
Credit cards	780	21		10.66	759	21	10.74	728	20	11.02
Consumer other:
Marine	600	10		6.40	645	10	6.38	802	13	6.29
Other	41	—		7.16	40	1	8.00	52	—	7.52

Total consumer other	641	10		6.45	685	11	6.47	854	13	6.36

Total consumer loans	15,696	186		4.69	15,809	187	4.69	15,996	192	4.76

Total loans	59,576	560		3.72	59,281	550	3.69	56,541	540	3.79
Loans held for sale	841	8		4.13	939	10	3.96	871	8	3.72
Securities available for sale (b), (e)	14,168	76		2.13	14,247	74	2.11	12,153	67	2.20
Held-to-maturity securities (b)	4,908	24		1.99	4,923	24	1.95	4,947	23	1.91
Trading account assets	822	6		3.31	699	5	2.50	868	6	2.84
Short-term investments	3,483	3		.28	2,257	1	.26	3,520	2	.27
Other investments (e)	674	4		2.71	696	4	2.52	792	6	2.77

Total earning assets	84,472	68	1	3.21	83,042	668	3.21	79,692	652	3.27
Allowance for loan and lease losses	(790)				(790)			(798)
Accrued income and other assets	10,437				10,399			9,868
Discontinued assets	1,947				2,118			2,359

Total assets	$96,066				$94,769			$91,121

Liabilities
NOW and money market deposit accounts	$37,640	14		.15	$36,289	15	.16	$34,811	13	.14
Savings deposits	2,338	—		.02	2,371	—	.02	2,388	—	.02
Certificates of deposit ($100,000 or more) (f)	2,150	7		1.31	1,985	6	1.27	2,277	7	1.25
Other time deposits	3,047	5		.72	3,064	6	.70	3,306	6	.76
Deposits in foreign office	354	—		.24	492	—	.23	543	—	.24

Total interest-bearing deposits	45,529	26		.24	44,201	27	.24	43,325	26	.24
Federal funds purchased and securities sold under repurchase agreements	392	—		.02	859	—	.08	621	—	.02
Bank notes and other short-term borrowings	556	3		1.65	567	2	1.51	772	3	1.17
Long-term debt (f), (g)	8,318	42		2.05	7,895	41	2.19	5,135	35	2.80

Total interest-bearing liabilities	54,795	71		.52	53,522	70	.53	49,853	64	.51

Noninterest-bearing deposits	26,292				26,268			26,342
Accrued expense and other liabilities	2,289				2,236			1,989
Discontinued liabilities (g)	1,947				2,118			2,359

Total liabilities	85,323				84,144			80,543

Equity
Key shareholders’ equity	10,731				10,614			10,562
Noncontrolling interests	12				11			16

Total equity	10,743				10,625			10,578

Total liabilities and equity	$96,066				$94,769			$91,121

Interest rate spread (TE)				2.69%			2.68%			2.76%

Net interest income (TE) and net interest margin (TE)		610		2.87%		598	2.87%		588	2.94%

TE adjustment (b)		8				7			6

Net interest income, GAAP basis		$602				$591			$582

(a)	Results are from continuing operations. Interest excludes the interest associated with the liabilities referred to in (g) below, calculated using a matched funds transfer pricing methodology.
(b)	Interest income on tax-exempt securities and loans has been adjusted to a taxable-equivalent basis using the statutory federal income tax rate of 35%.
(c)	For purposes of these computations, nonaccrual loans are included in average loan balances.
(d)	Commercial, financial and agricultural average balances include $87 million, $88 million, and $90 million of assets from commercial credit cards for the three months ended December 31, 2015, September 30, 2015, and December 31, 2014, respectively.
(e)	Yield is calculated on the basis of amortized cost.
(f)	Rate calculation excludes basis adjustments related to fair value hedges.
(g)	A portion of long-term debt and the related interest expense is allocated to discontinued liabilities as a result of applying Key’s matched funds transfer pricing methodology to discontinued operations.

TE = Taxable Equivalent, GAAP = U.S. generally accepted accounting principles

KeyCorp Reports Fourth Quarter 2015 Profit

January 21, 2016

Consolidated Average Balance Sheets, and Net Interest Income and Yields/Rates From Continuing Operations

(dollars in millions)

	Twelve months ended December 31, 2015			Twelve months ended December 31, 2014
	Average Balance	Interest (a)	Yield/Rate (a)	Average Balance	Interest (a)	Yield/Rate (a)
Assets
Loans: (b), (c)

Commercial, financial and agricultural (d)	$29,658	$953	3.21%	$26,375	$866	3.28%
Real estate — commercial mortgage	8,020	295	3.68	7,999	303	3.79
Real estate — construction	1,143	43	3.73	1,061	43	4.07
Commercial lease financing	3,976	143	3.60	4,239	156	3.67

Total commercial loans	42,797	1,434	3.35	39,674	1,368	3.45
Real estate — residential mortgage	2,244	95	4.21	2,201	96	4.37
Home equity:
Key Community Bank	10,266	399	3.89	10,340	405	3.91
Other	237	19	7.85	299	23	7.80

Total home equity loans	10,503	418	3.98	10,639	428	4.02
Consumer other — Key Community Bank	1,580	103	6.54	1,501	104	6.92
Credit cards	752	81	10.76	712	78	10.95
Consumer other:
Marine	675	43	6.36	894	56	6.22
Other	43	3	7.56	58	4	7.70

Total consumer other	718	46	6.43	952	60	6.31

Total consumer loans	15,797	743	4.70	16,005	766	4.79

Total loans	58,594	2,177	3.71	55,679	2,134	3.83
Loans held for sale	959	37	3.85	570	21	3.76
Securities available for sale (b), (e)	13,720	293	2.14	12,210	277	2.27
Held-to-maturity securities (b)	4,936	96	1.95	4,949	93	1.88
Trading account assets	761	21	2.80	932	25	2.70
Short-term investments	2,843	8	.27	2,886	6	.21
Other investments (e)	706	18	2.63	865	22	2.53

Total earning assets	82,519	2,650	3.21	78,091	2,578	3.30
Allowance for loan and lease losses	(791)			(818)
Accrued income and other assets	10,300			9,806
Discontinued assets	2,132			3,828

Total assets	$94,160			$90,907

Liabilities
NOW and money market deposit accounts	$36,258	56	.15	$34,283	48	.14
Savings deposits	2,372	—	.02	2,446	1	.02
Certificates of deposit ($100,000 or more) (f)	2,041	26	1.28	2,616	35	1.35
Other time deposits	3,115	22	.71	3,495	32	.91
Deposits in foreign office	489	1	.23	615	1	.23

Total interest-bearing deposits	44,275	105	.24	43,455	117	.27

Federal funds purchased and securities sold under repurchase agreements	632	—	.04	1,182	2	.16
Bank notes and other short-term borrowings	572	9	1.52	597	9	1.49
Long-term debt (f), (g)	7,334	160	2.24	5,161	133	2.68

Total interest-bearing liabilities	52,813	274	.52	50,395	261	.52

Noninterest-bearing deposits	26,355			24,410
Accrued expense and other liabilities	2,222			1,791
Discontinued liabilities (g)	2,132			3,828

Total liabilities	83,522			80,424

Equity
Key shareholders’ equity	10,626			10,467
Noncontrolling interests	12			16

Total equity	10,638			10,483

Total liabilities and equity	$94,160			$90,907

Interest rate spread (TE)			2.69%			2.78%

Net interest income (TE) and net interest margin (TE)		2,376	2.88%		2,317	2.97%

TE adjustment (b)		28			24

Net interest income, GAAP basis		$2,348			$2,293

(a)	Results are from continuing operations. Interest excludes the interest associated with the liabilities referred to in (g) below, calculated using a matched funds transfer pricing methodology.
(b)	Interest income on tax-exempt securities and loans has been adjusted to a taxable-equivalent basis using the statutory federal income tax rate of 35%.
(c)	For purposes of these computations, nonaccrual loans are included in average loan balances.
(d)	Commercial, financial and agricultural average balances include $88 million and $93 million of assets from commercial credit cards for the twelve months ended December 31, 2015, and December 31, 2014, respectively.
(e)	Yield is calculated on the basis of amortized cost.
(f)	Rate calculation excludes basis adjustments related to fair value hedges.
(g)	A portion of long-term debt and the related interest expense is allocated to discontinued liabilities as a result of applying Key’s matched funds transfer pricing methodology to discontinued operations.

TE = Taxable Equivalent, GAAP = U.S. generally accepted accounting principles

KeyCorp Reports Fourth Quarter 2015 Profit

January 21, 2016

Noninterest Expense

(dollars in millions)

	Three months ended			Twelve months ended
	12-31-15	9-30-15	12-31-14	12-31-15	12-31-14
Personnel (a)	$429	$426	$409	$1,652	$1,591
Net occupancy	64	60	63	255	261
Computer processing	43	41	40	164	158
Business services and professional fees	44	40	38	159	156
Equipment	22	22	23	88	96
Operating lease expense	13	11	11	47	42
Marketing	17	17	16	57	49
FDIC assessment	8	8	9	32	30
Intangible asset amortization	9	9	10	36	39
OREO expense, net	1	2	2	6	5
Other expense	86	88	83	344	334

Total noninterest expense	$736	$724	$704	$2,840	$2,761

Average full-time equivalent employees (b)	13,359	13,555	13,590	13,483	13,853

(a)	Additional detail provided in table below.
(b)	The number of average full-time equivalent employees has not been adjusted for discontinued operations.

Personnel Expense

(in millions)

	Three months ended			Twelve months ended
	12-31-15	9-30-15	12-31-14	12-31-15	12-31-14
Salaries	$231	$234	$224	$912	$891
Technology contract labor, net	13	13	13	46	56
Incentive and stock-based compensation	115	103	117	410	380
Employee benefits	64	75	53	266	240
Severance	6	1	2	18	24

Total personnel expense	$429	$426	$409	$1,652	$1,591

KeyCorp Reports Fourth Quarter 2015 Profit

January 21, 2016

Loan Composition

(dollars in millions)

				Percent change 12-31-15 vs.
	12-31-15	9-30-15	12-31-14	9-30-15	12-31-14
Commercial, financial and agricultural (a)	$31,240	$31,095	$27,982	.5%	11.6%
Commercial real estate:
Commercial mortgage	7,959	8,180	8,047	(2.7)	(1.1)
Construction	1,053	1,070	1,100	(1.6)	(4.3)

Total commercial real estate loans	9,012	9,250	9,147	(2.6)	(1.5)
Commercial lease financing (b)	4,020	3,929	4,252	2.3	(5.5)

Total commercial loans	44,272	44,274	41,381	—	7.0
Residential — prime loans:
Real estate — residential mortgage	2,242	2,267	2,225	(1.1)	.8
Home equity:
Key Community Bank	10,127	10,282	10,366	(1.5)	(2.3)
Other	208	222	267	(6.3)	(22.1)

Total home equity loans	10,335	10,504	10,633	(1.6)	(2.8)

Total residential — prime loans	12,577	12,771	12,858	(1.5)	(2.2)
Consumer other — Key Community Bank	1,600	1,612	1,560	(.7)	2.6
Credit cards	806	770	754	4.7	6.9
Consumer other:
Marine	583	620	779	(6.0)	(25.2)
Other	38	38	49	—	(22.4)

Total consumer other	621	658	828	(5.6)	(25.0)

Total consumer loans	15,604	15,811	16,000	(1.3)	(2.5)

Total loans (c), (d)	$59,876	$60,085	$57,381	(.3)%	4.3%

Loans Held for Sale Composition
(dollars in millions)
				Percent change 12-31-15 vs.
	12-31-15	9-30-15	12-31-14	9-30-15	12-31-14
Commercial, financial and agricultural	$76	$74	$63	2.7%	20.6%
Real estate — commercial mortgage	532	806	638	(34.0)	(16.6)
Commercial lease financing	14	10	15	40.0	(6.7)
Real estate — residential mortgage	17	26	18	(34.6)	(5.6)

Total loans held for sale (e)	$639	$916	$734	(30.2)%	(12.9)%

Summary of Changes in Loans Held for Sale
(in millions)
	4Q15	3Q15	2Q15	1Q15	4Q14
Balance at beginning of period	$916	$835	$1,649	$734	$784
New originations	1,655	1,673	1,650	2,130	2,465
Transfers from (to) held to maturity, net	22	24	6	10	2
Loan sales	(1,943)	(1,616)	(2,466)	(1,204)	(2,516)
Loan draws (payments), net	(11)	—	(4)	(21)	(1)

Balance at end of period (e)	$639	$916	$835	$1,649	$734

(a)	Loan balances include $85 million, $88 million, and $88 million of commercial credit card balances at December 31, 2015, September 30, 2015, and December 31, 2014, respectively.

(b)	Commercial lease financing includes receivables held as collateral for a secured borrowing of $134 million, $162 million, and $302 million at December 31, 2015, September 30, 2015, and December 31, 2014, respectively. Principal reductions are based on the cash payments received from these related receivables.
(c)	At December 31, 2015, total loans include purchased loans of $114 million, of which $11 million were purchased credit impaired. At September 30, 2015, total loans include purchased loans of $119 million, of which $12 million were purchased credit impaired. At December 31, 2014, total loans include purchased loans of $138 million, of which $13 million were purchased credit impaired.
(d)	Total loans exclude loans of $1.8 billion at December 31, 2015, $1.9 billion at September 30, 2015, and $2.3 billion at December 31, 2014, related to the discontinued operations of the education lending business.
(e)	Total loans held for sale exclude loans held for sale of $169 million at September 30, 2015, and $179 million at June 30, 2015, related to the discontinued operations of the education lending business.

KeyCorp Reports Fourth Quarter 2015 Profit

January 21, 2016

Exit Loan Portfolio From Continuing Operations

(in millions)

	Balance Outstanding		Change 12-31-15 vs.	Net Loan Charge-offs		Balance on Nonperforming Status
	12-31-15	9-30-15	9-30-15	4Q15	3Q15 (c)	12-31-15	9-30-15
Residential properties — homebuilder	$6	$6	—	—	—	$8	$5
Marine and RV floor plan	1	1	—	—	—	—	—
Commercial lease financing (a)	765	798	$(33)	—	$(1)	1	—

Total commercial loans	772	805	(33)	—	(1)	9	5
Home equity — Other	208	222	(14)	$2	(1)	8	7
Marine	583	620	(37)	1	3	6	6
RV and other consumer	41	44	(3)	—	(1)	—	1

Total consumer loans	832	886	(54)	3	1	14	14

Total exit loans in loan portfolio	$1,604	$1,691	$(87)	$3	—	$23	$19

Discontinued operations — education lending business (not included in exit loans above) (b)	$1,828	$1,891	$(63)	$8	$7	$7	$8

(a)	Includes (1) the business aviation, commercial vehicle, office products, construction, and industrial leases; (2) Canadian lease financing portfolios; (3) European lease financing portfolios; and (4) all remaining balances related to lease in, lease out; sale in, lease out; service contract leases; and qualified technological equipment leases.
(b)	Excludes loans held for sale of $169 million at September 30, 2015. There were no loans held for sale at December 31, 2015.
(c)	Credit amounts indicate recoveries exceeded charge-offs.

Asset Quality Statistics From Continuing Operations

(dollars in millions)

	4Q15	3Q15	2Q15	1Q15	4Q14
Net loan charge-offs	$37	$41	$36	$28	$32
Net loan charge-offs to average total loans	.25%	.27%	.25%	.20%	.22%
Allowance for loan and lease losses	$796	$790	$796	$794	$794
Allowance for credit losses (a)	852	844	841	835	829
Allowance for loan and lease losses to period-end loans	1.33%	1.31%	1.37%	1.37%	1.38%
Allowance for credit losses to period-end loans	1.42	1.40	1.44	1.44	1.44
Allowance for loan and lease losses to nonperforming loans	205.7	197.5	190.0	181.7	190.0
Allowance for credit losses to nonperforming loans	220.2	211.0	200.7	191.1	198.3
Nonperforming loans at period end (b)	$387	$400	$419	$437	$418
Nonperforming assets at period end	403	417	440	457	436
Nonperforming loans to period-end portfolio loans	.65%	.67%	.72%	.75%	.73%
Nonperforming assets to period-end portfolio loans plus OREO and other nonperforming assets	.67	.69	.75	.79	.76

(a)	Includes the allowance for loan and lease losses plus the liability for credit losses on lending-related unfunded commitments.
(b)	Loan balances exclude $11 million, $12 million, $12 million, $12 million, and $13 million of purchased credit impaired loans at December 31, 2015, September 30, 2015, June 30, 2015, March 31, 2015, and December 31, 2014, respectively.

KeyCorp Reports Fourth Quarter 2015 Profit

January 21, 2016

Summary of Loan and Lease Loss Experience From Continuing Operations

(dollars in millions)

	Three months ended			Twelve months ended
	12-31-15	9-30-15	12-31-14	12-31-15	12-31-14
Average loans outstanding	$59,576	$59,281	$56,541	$58,594	$55,679

Allowance for loan and lease losses at beginning of period	$790	$796	$804	$794	$848
Loans charged off:
Commercial, financial and agricultural	18	26	10	77	45

Real estate — commercial mortgage	2	—	3	4	6
Real estate — construction	—	—	1	1	5

Total commercial real estate loans	2	—	4	5	11
Commercial lease financing	6	2	4	11	10

Total commercial loans	26	28	18	93	66
Real estate — residential mortgage	2	1	3	6	10
Home equity:
Key Community Bank	5	6	8	26	37
Other	2	1	1	6	9

Total home equity loans	7	7	9	32	46
Consumer other — Key Community Bank	6	6	7	24	30
Credit cards	7	7	7	30	34
Consumer other:
Marine	3	4	5	17	23
Other	—	—	—	1	2

Total consumer other	3	4	5	18	25

Total consumer loans	25	25	31	110	145

Total loans charged off	51	53	49	203	211
Recoveries:
Commercial, financial and agricultural	3	2	6	16	33

Real estate — commercial mortgage	4	—	—	6	4
Real estate — construction	—	—	1	1	17

Total commercial real estate loans	4	—	1	7	21
Commercial lease financing	—	2	2	7	10

Total commercial loans	7	4	9	30	64
Real estate — residential mortgage	2	—	—	3	2
Home equity:
Key Community Bank	2	2	2	7	9
Other	—	2	1	4	5

Total home equity loans	2	4	3	11	14
Consumer other — Key Community Bank	1	1	2	6	6
Credit cards	—	1	—	2	1
Consumer other:
Marine	2	1	2	8	9
Other	—	1	1	1	2

Total consumer other	2	2	3	9	11

Total consumer loans	7	8	8	31	34

Total recoveries	14	12	17	61	98

Net loan charge-offs	(37)	(41)	(32)	(142)	(113)
Provision (credit) for loan and lease losses	43	36	22	145	59
Foreign currency translation adjustment	—	(1)	—	(1)	—

Allowance for loan and lease losses at end of period	$796	$790	$794	$796	$794

Liability for credit losses on lending-related commitments at beginning of period	$54	$45	$35	$35	$37
Provision (credit) for losses on lending-related commitments	2	9	—	21	(2)

Liability for credit losses on lending-related commitments at end of period (a)	$56	$54	$35	$56	$35

Total allowance for credit losses at end of period	$852	$844	$829	$852	$829

Net loan charge-offs to average total loans	.25%	.27%	.22%	.24%	.20%
Allowance for loan and lease losses to period-end loans	1.33	1.31	1.38	1.33	1.38
Allowance for credit losses to period-end loans	1.42	1.40	1.44	1.42	1.44
Allowance for loan and lease losses to nonperforming loans	205.7	197.5	190.0	205.7	190.0
Allowance for credit losses to nonperforming loans	220.2	211.0	198.3	220.2	198.3

Discontinued operations — education lending business:
Loans charged off	$10	$9	$11	$35	$45
Recoveries	2	2	3	12	14

Net loan charge-offs	$(8)	$(7)	$(8)	$(23)	$(31)

(a)	Included in “accrued expense and other liabilities” on the balance sheet.

KeyCorp Reports Fourth Quarter 2015 Profit

January 21, 2016

Summary of Nonperforming Assets and Past Due Loans From Continuing Operations

(dollars in millions)

	12-31-15	9-30-15	6-30-15	3-31-15	12-31-14
Commercial, financial and agricultural	$82	$89	$100	$98	$59

Real estate — commercial mortgage	19	23	26	30	34
Real estate — construction	9	9	12	12	13

Total commercial real estate loans	28	32	38	42	47
Commercial lease financing	13	21	18	20	18

Total commercial loans	123	142	156	160	124
Real estate — residential mortgage	64	67	67	72	79
Home equity:
Key Community Bank	182	174	176	182	185
Other	8	7	8	9	10

Total home equity loans	190	181	184	191	195
Consumer other — Key Community Bank	2	1	1	2	2
Credit cards	2	2	2	2	2
Consumer other:
Marine	6	6	8	9	15
Other	—	1	1	1	1

Total consumer other	6	7	9	10	16

Total consumer loans	264	258	263	277	294

Total nonperforming loans (a)	387	400	419	437	418
OREO	14	17	20	20	18
Other nonperforming assets	2	—	1	—	—

Total nonperforming assets	$403	$417	$440	$457	$436

Accruing loans past due 90 days or more	$72	$54	$66	$111	$96
Accruing loans past due 30 through 89 days	208	271	181	216	235
Restructured loans — accruing and nonaccruing (b)	280	287	300	268	270
Restructured loans included in nonperforming loans (b)	159	160	170	141	157
Nonperforming assets from discontinued operations — education lending business	7	8	6	8	11
Nonperforming loans to period-end portfolio loans	.65%	.67%	.72%	.75%	.73%
Nonperforming assets to period-end portfolio loans plus OREO and other nonperforming assets	.67	.69	.75	.79	.76

(a)	Loan balances exclude $11 million, $12 million, $12 million, $12 million, and $13 million of purchased credit impaired loans at December 31, 2015, September 30, 2015, June 30, 2015, March 31, 2015, and December 31, 2014, respectively.
(b)	Restructured loans (i.e., troubled debt restructurings) are those for which Key, for reasons related to a borrower’s financial difficulties, grants a concession to the borrower that it would not otherwise consider. These concessions are made to improve the collectability of the loan and generally take the form of a reduction of the interest rate, extension of the maturity date or reduction in the principal balance.

KeyCorp Reports Fourth Quarter 2015 Profit

January 21, 2016

Summary of Changes in Nonperforming Loans From Continuing Operations

(in millions)

	4Q15	3Q15	2Q15	1Q15	4Q14
Balance at beginning of period	$400	$419	$437	$418	$401
Loans placed on nonaccrual status	81	81	92	123	103
Charge-offs	(51)	(53)	(52)	(47)	(49)
Loans sold	—	(2)	—	—	(2)
Payments	(21)	(16)	(25)	(9)	(17)
Transfers to OREO	(4)	(4)	(5)	(7)	(6)
Transfers to other nonperforming assets	(1)	—	—	—	—
Loans returned to accrual status	(17)	(25)	(28)	(41)	(12)

Balance at end of period (a)	$387	$400	$419	$437	$418

(a)	Loan balances exclude $11 million, $12 million, $12 million, $12 million, and $13 million of purchased credit impaired loans at December 31, 2015, September 30, 2015, June 30, 2015, March 31, 2015, and December 31, 2014, respectively.

Summary of Changes in Other Real Estate Owned, Net of Allowance, From Continuing Operations

(in millions)

	4Q15	3Q15	2Q15	1Q15	4Q14
Balance at beginning of period	$17	$20	$20	$18	$16
Properties acquired — nonperforming loans	4	4	5	7	6
Valuation adjustments	(2)	(2)	(1)	(1)	(2)
Properties sold	(5)	(5)	(4)	(4)	(2)

Balance at end of period	$14	$17	$20	$20	$18

KeyCorp Reports Fourth Quarter 2015 Profit

January 21, 2016

Line of Business Results

(dollars in millions)

						Percent change 4Q15 vs.
	4Q15	3Q15	2Q15	1Q15	4Q14	3Q15	4Q14
Key Community Bank
Summary of operations
Total revenue (TE)	$588	$579	$560	$549	$558	1.6%	5.4%
Provision for credit losses	20	18	3	30	11	11.1	81.8
Noninterest expense	459	448	450	441	449	2.5	2.2
Net income (loss) attributable to Key	68	71	67	49	62	(4.2)	9.7
Average loans and leases	30,925	31,039	30,707	30,662	30,478	(.4)	1.5
Average deposits	52,219	51,234	50,766	50,417	50,851	1.9	2.7
Net loan charge-offs	23	21	20	28	28	9.5	(17.9)
Net loan charge-offs to average total loans	.30%	.27%	.26%	.37%	.36%	N/A	N/A
Nonperforming assets at period end	$303	$306	$305	$328	$340	(1.0)	(10.9)
Return on average allocated equity	10.11%	10.49%	10.05%	7.27%	9.15%	N/A	N/A
Average full-time equivalent employees	7,228	7,326	7,400	7,452	7,414	(1.3)	(2.5)

Key Corporate Bank
Summary of operations
Total revenue (TE)	$479	$454	$477	$401	$460	5.5%	4.1%
Provision for credit losses	26	30	41	6	7	(13.3)	271.4
Noninterest expense	254	246	252	214	244	3.3	4.1
Net income (loss) attributable to Key	145	138	133	129	149	5.1	(2.7)
Average loans and leases	26,981	26,425	25,298	24,722	23,798	2.1	13.4
Average loans held for sale	820	918	1,234	775	855	(10.7)	(4.1)
Average deposits	19,081	18,809	19,708	18,567	18,355	1.4	4.0
Net loan charge-offs	12	20	12	(4)	(3)	(40.0)	N/M
Net loan charge-offs to average total loans	.18%	.30%	.19%	(.07)%	(.05)%	N/A	N/A
Nonperforming assets at period end	$74	$85	$105	$93	$50	(12.9)	48.0
Return on average allocated equity	29.61%	28.65%	29.62%	28.04%	33.63%	N/A	N/A
Average full-time equivalent employees	2,113	2,173	2,058	2,057	2,043	(2.8)	3.4

TE = Taxable Equivalent, N/A = Not Applicable, N/M = Not Meaningful